Exhibit 4.9
EXECUTION COPY
          SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2005, among Metals USA, Inc., a Delaware corporation (or its permitted successor) (“Metals”), each of the parties identified as an Additional Subsidiary Guarantor on the signature pages hereto (each, an “Additional Subsidiary Guarantor” and collectively, the “Additional Subsidiary Guarantors”), Wells Fargo Bank, N.A., as trustee (the “Trustee”) and Wells Fargo Bank, N.A., as notes collateral agent (the “Notes Collateral Agent”) under the Indenture.
WITNESSETH:
          WHEREAS, Flag Acquisition Corporation, a Delaware corporation (“Flag Acquisition”), and Flag Intermediate Holdings Corporation, a Delaware corporation (“Holdings”), have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 30, 2005, providing for the issuance of 11 1/8% Senior Secured Notes Due 2015 (the “Notes”);
          WHEREAS, Flag Acquisition has merged with and into Metals (the “Merger”), with Metals as the surviving entity in the Merger;
          WHEREAS, as a result of the Merger, Metals is assuming, by and under this Supplemental Indenture, the obligations of Flag Acquisition and the Company for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of the Indenture on the part of Flag Acquisition (as defined as the Company under the Indenture);
          WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances Metals will cause the Additional Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which each Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture.
          WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee, the Notes Collateral Agent, Metals and Holdings, as a Guarantor under the Indenture, are authorized to execute and deliver this Supplemental Indenture.
          NOW, THEREFORE, for and in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Assumption by Metals. Metals hereby assumes the obligations of Flag Acquisition and the Company for the due and punctual payment of the principal of, premium, if any, and interest on all outstanding Notes issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of Flag Acquisition (as defined as the Company under the Indenture). Metals is hereby substituted for, and may exercise every right and power of, Flag Acquisition (as defined as the Company under the Indenture) under the Indenture with the same effect as if Metals had been named as Flag Acquisition (as defined as the Company under the Indenture) in the Indenture, and Metals is a successor corporation under the Indenture.
          3. Notation on Notes. Notes authenticated and delivered after the date hereof may bear the following notation, which may be stamped or imprinted thereon:
     “In connection with the merger of Flag Acquisition Corporation (“Flag Acquisition”) with and into Metals USA, Inc. (“Metals”), and pursuant to the Supplemental Indenture dated as of November 30, 2005, Metals has assumed the obligations of Flag Acquisition and the Company for the due and punctual payment of the principal of, premium, if any, and interest on this Note and the performance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of Flag Acquisition or the Company.”
          4. Agreements to Become Guarantors. Each Additional Subsidiary Guarantor hereby agrees, jointly and severally with all of the other Guarantors, to unconditionally and irrevocably guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein (including Article 11).
          5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
          6. Notices. For purposes of the Indenture, the address for notices to Metals and the Additional Subsidiary Guarantors shall be the address for the Company and Guarantors set forth in Section 13.02 of the Indenture.
          7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
          9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture.
          10. The Trustee. The Trustee makes no representation as to the validity, sufficiency or enforceability of this Supplemental Indenture or any of the recitals, statements, representations, covenants or agreements contained herein.

METALS USA, INC.,

by	/s/ C. LOURENCO GONCALVES
Name: C. Lourenco Goncalves
Title: President and CEO
Signature page to the Supplemental Indenture

FLAG INTERMEDIATE HOLDINGS CORPORATION,

by	/s/ M. ALI RASHID
Name: M. Ali Rashid
Title: President
Signature page to the Supplemental Indenture

ALLMET GP, INC.
ALLMET LP, INC.
INTERSTATE STEEL SUPPLY CO. OF MARYLAND, INC.
INTSEL GP, INC.
INTSEL LP, INC.
I-SOLUTIONS DIRECT, INC.
JEFFREYS REAL ESTATE CORPORATION
LEVINSON STEEL GP, INC.
LEVINSON STEEL LP, INC.
METALS RECEIVABLES CORPORATION
METALS USA BUILDING PRODUCTS, L.P.
By:	Allmet GP, Inc., its General Partner
METALS USA CARBON FLAT ROLLED, INC.
METALS USA FINANCE CORP.
METALS USA FLAT ROLLED CENTRAL, INC.
METALS USA MANAGEMENT CO, L.P.
By:	MUSA GP, Inc., its General Partner
METALS USA PLATES AND SHAPES NORTHEAST, L.P.
By:	Levinson Steel GP, Inc., its General Partner
METALS USA PLATES AND SHAPES SOUTHCENTRAL, INC.
METALS USA PLATES AND SHAPES SOUTHEAST, INC.
METALS USA PLATES AND SHAPES SOUTHWEST, LMITED PARTNERSHIP
By:	Intsel GP, Inc., its General Partner
METALS USA REALTY COMPANY
METALS USA SPECIALTY METALS NORTHCENTRAL, INC.
MUSA GP, INC.
MUSA LP, INC.
QUEENSBORO, L.L.C.
By:
Metals USA Plates and Shapes Southeast, Inc., its sole Member

By:	/s/ KEITH KOCI
Name: Keith Koci
Title: Treasurer
Signature page to the Supplemental Indenture

JEFFREYS STEEL HOLDINGS, L.L.C.

By:	/s/ JOHN A. HAGEMAN
Name: John A. Hageman
Title: Manager
Signature page to the Supplemental Indenture

WELLS FARGO BANK, N.A., as Trustee

by	/s/ JOSEPH P. O’DONNELL
Name: Joseph P. O’Donnell
Title: Vice President

WELLS FARGO BANK, N.A., as Notes Collateral Agent

by	/s/ JOSEPH P. O’DONNELL
Name: Joseph P. O’Donnell
Title: Vice President
Signature page to the Supplemental Indenture